Exhibit 99.2

HAL Employee Letter & FAQ

TO:	All Halliburton employees

FROM:	Dave Lesar, Chairman and CEO

SUBJECT:	Company news

I am excited to bring you news of an historic step by our company to advance our growth objectives, better serve our customers, and create value for our stockholders. Today, Halliburton announced a definitive agreement to acquire all the outstanding shares of Baker Hughes. The resulting company will provide a comprehensive suite of products and services to customers in virtually every oil and natural gas producing market in the world. A copy of the press release is attached.

We are confident that the combined company, under Halliburton’s leadership, will be a stronger, more diversified organization with the scale and resources to provide additional opportunities to employees. For almost 100 years, the Halliburton culture has achieved its goals through execution, innovation, integrity and the professional development of our people. As we move forward with this transaction, it is imperative to continue with the same dedication and outstanding performance that has brought us to this exciting new chapter for our Company.

I ask that you continue your focus on providing superior service while conducting safe and environmentally responsible operations. Our customers are counting on us to continue to deliver on our solution themes and to consistently meet their needs in the safest and most efficient manner. Our strategy is clearly working as demonstrated by our strong quarterly results and improved safety and service quality performance. Now, it is our job to remain focused on consistent execution, generating superior financial performance and delivering best-in-class results.

We believe that the combined company will benefit from the expertise of both companies’ employees and leaders. Together with the people of Baker Hughes, we will establish a team to develop a detailed and thoughtful integration plan to make the post-closing transition as seamless, efficient and productive as possible. We appreciate your sustained focus and commitment to making Halliburton one of the world’s largest and most successful providers of products and services to the energy industry.

To help answer some of the questions you may have about today’s announcement, please review the attached FAQ. We will make every effort to keep you informed throughout this process, keeping in mind that there are certain legal and regulatory requirements that we must follow. I know that I can count on you to maintain the same high level of professionalism that has made Halliburton an industry leader. If you have additional questions, please do not hesitate to reach out to your supervisor.

It is likely that this announcement will generate interest from media and other outside parties, and it is important that the Company speaks with one voice. If you receive any inquiries, please refer them to our PR department at PR@Halliburton.com or 281-871-2601 in accordance with company policy.

On behalf of our Board of Directors and management team, we thank you for your continued hard work and dedication to Halliburton. I look forward to leading the great new organization with our excellent, well-prepared management team.

FAQs

1.	Why is Halliburton acquiring Baker Hughes?

•	The transaction will combine the companies’ product and service capabilities to deliver an unsurpassed depth and breadth of solutions to our customers.

•	This announcement is well aligned with Halliburton’s strategy to pursue accretive, value-creating growth opportunities and is extremely compelling for Baker Hughes’ and Halliburton’s stockholders, customers and other stakeholders.

•	We believe the transaction will advance our growth objectives, position Halliburton to better serve customers, create value for stockholders and create career development and advancement opportunities for employees.

2.	How will this transaction impact employees?

•	As we move forward with the acquisition of Baker Hughes, this news should have no impact on employees’ day-to-day responsibilities or performance.

•	At this time, the most important thing you can do is continue to focus on increased service quality while conducting safe and environmentally responsible operations. Our customers are counting on us to deliver on our solution themes and to consistently meet their needs in the safest and most efficient manner.

•	We expect that the combined company will be a stronger, more diversified organization with the scale and resources to provide additional opportunities to employees of the combined company.

•	We appreciate your continued focus and commitment to making Halliburton one of the world’s largest and most successful providers of products and services to the energy industry.

3.	What happens next?

•	The merger agreement has been unanimously approved by both companies’ Boards of Directors.

•	Together with the people of Baker Hughes, we will establish a team to develop a detailed and thoughtful integration plan to make the post-closing transition as seamless, efficient and productive as possible.

•	We will provide updates on our progress, as appropriate.

4.	What should we communicate to our customers and other stakeholders?

•	You can tell customers and other business partners that we remain absolutely focused on service delivery and that we will continue to deliver outstanding solutions and services to our customers.

•	You can also say that the combination of the companies’ product and service capabilities will allow us to deliver an unsurpassed breadth and depth of solutions to our customers.

5.	What is the integration plan and timeline? When will the deal close?

•	Together with the people of Baker Hughes, we will establish an integration team to develop a detailed and thoughtful integration plan to make the post-closing integration as seamless, efficient and productive as possible.

•	The transaction is subject to approvals from each company’s stockholders, regulatory approvals and customary closing conditions.

•	The transaction is expected to close in the second half of 2015. In the interim, we remain focused on providing reliable service and innovative products.

6.	How will this impact the workforce?

•	We will carefully evaluate the opportunities to combine these two great companies in a manner that builds on our collective past successes and enables us to create a greater organization going forward.

•	There are still many details to work through as this transaction gets finalized, but it is important to note that we are committed to keeping you informed.

7.	How are we going to handle the overlapping of both companies’ products, services and locations? Do Baker Hughes’ business lines match with ours?

•	At this point, it is premature to outline potential integration plans and unproductive to do anything other than focus on our day-to-day responsibilities.

•	The companies are highly complementary from the standpoint of product lines, global presence and cutting-edge technology in the worldwide oil and natural gas industry.

8.	What should I say if I am contacted by the media or another third party?

•	If you receive any inquiries, please refer them to our PR department at PR@Halliburton.com or 281-871-2601.

9.	What information can I share with my friends and family?

•	Don’t speculate or make any assumptions; however you should feel free to voice your excitement for this transaction and tell people that this strategic combination will create a bellwether global oilfield services company.

10.	What can I do to help?

•	The best way you can help is by staying focused on the task at hand – executing on our processes (BAP, PSL work, People and Lifecycle) and carrying out your day-to-day responsibilities in the same manner as always.

•	It is important that we continue to deliver on our solution themes (Deepwater, unconventionals and mature asset sectors), and stay focused on our Journey to ZERO.

•	We are counting on you to remain focused on serving our customers and advancing our company’s business goals, just like you always have.

11.	Is there anything I shouldn’t do?

•	First and foremost, you should not let this announcement be a distraction.

•	Don’t speculate or make any assumptions. If you receive an inquiry from any of the following stakeholders, please refer the call to the below Halliburton contacts:

•	Suppliers – evelyn.angelle@halliburton.com or 281-575-4770

•	Investors – Investors@Halliburton.com or 281-871-2688

•	Media – PR@Halliburton.com or 281-871-2601

•	Please be careful to discuss only the facts as they were announced. Do not improvise or deviate from these guidelines. Also, don’t talk about tenders, pricing lists/policies or market share. We are independent competitors until closing.

Forward-Looking Statements

The statements in this communication that are not historical statements, including statements regarding the expected timetable for completing the proposed transaction, benefits and synergies of the proposed transaction, future opportunities for the combined company and products, future financial performance and any other statements regarding Halliburton’s and Baker Hughes’ future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company’s control, which could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: failure to obtain the required votes of Halliburton’s or Baker Hughes’ stockholders; the timing to consummate the proposed transaction; satisfaction of the conditions to closing of the proposed transaction may not be satisfied or that the closing of the proposed transaction otherwise does not occur; the risk that a regulatory approval that may be required for the proposed transaction is not obtained or is obtained subject to conditions that are not anticipated; the diversion of management time on transaction-related issues; the ultimate timing, outcome and results of integrating the operations of Halliburton and Baker Hughes and the ultimate outcome of Halliburton’s operating efficiencies applied to Baker Hughes’ products and services; the effects of the business combination of Halliburton and Baker Hughes, including the combined company’s future financial condition, results of operations, strategy and plans; expected synergies and other benefits from the proposed transaction and the ability of Halliburton to realize such synergies and other benefits; expectations regarding regulatory approval of the transaction; results of litigation, settlements, and investigations; final court approval of, and the satisfaction of the conditions in, Halliburton’s September 2014 settlement relating to the Macondo well incident in the Gulf of Mexico; appeals of the multi-district litigation District Court’s September 2014 ruling regarding Phase 1 of the trial, and future rulings of the District Court; results of litigation, settlements, and investigations not covered by the settlement or the District Court’s rulings; actions by third parties, including governmental agencies, relating to the Macondo well incident; BP’s April 2012 settlement relating to the Macondo well incident, indemnification, and insurance matters; with respect to repurchases of Halliburton common stock, the continuation or suspension of the repurchase program, the amount, the timing and the trading prices of Halliburton common stock, and the availability and alternative uses of cash; actions by third parties, including governmental agencies; changes in the demand for or price of oil and/or natural gas can be significantly impacted by weakness in the worldwide economy; consequences of audits and investigations by domestic and foreign government agencies and legislative bodies and related publicity and potential adverse proceedings by such agencies; protection of intellectual property rights and against cyber attacks; compliance with environmental laws; changes in government regulations and regulatory requirements, particularly those related to offshore oil and natural gas exploration, radioactive sources, explosives, chemicals, hydraulic fracturing services and climate-related initiatives; compliance with laws related to income taxes and assumptions regarding the generation of future taxable income; risks of international operations, including risks relating to unsettled political conditions, war, the effects of terrorism, and foreign exchange rates and controls, international trade and regulatory controls, and doing business with national oil companies; weather-related issues, including the effects of hurricanes and tropical storms; changes in capital spending by customers; delays or failures by customers to make payments owed to us; execution of long-term, fixed-price contracts; impairment of oil and natural gas properties; structural changes in the oil and natural gas industry; maintaining a highly skilled workforce; availability and cost of raw materials; and integration of acquired businesses and operations of joint ventures. Halliburton’s and Baker Hughes’ respective reports on Form 10-K for the year ended December 31, 2013, Form 10-Q for the quarter ended September 30, 2014, recent Current Reports on Form 8-K, and other U.S. Securities and Exchange Commission (the “SEC”) filings discuss some of the important risk factors identified that may affect these factors and Halliburton’s and Baker Hughes’ respective business, results of operations and financial condition. Halliburton and Baker Hughes undertake no obligation to revise or update publicly any forward-looking statements for any reason. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

Additional Information

This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities or a solicitation of any vote or approval. This communication relates to a proposed business combination between Halliburton and Baker Hughes. In connection with this proposed business combination, Halliburton and/or Baker Hughes may file one or more proxy statements, registration statements, proxy statement/prospectus or other documents with the SEC. This communication is not a substitute for any proxy statement, registration statement, proxy statement/prospectus or other document Halliburton and/or Baker Hughes may file with the SEC in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS OF HALLIBURTON AND BAKER HUGHES ARE URGED TO READ THE PROXY STATEMENT(S), REGISTRATION STATEMENT(S), PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS THAT MAY BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Any definitive proxy statement(s) (if and when available) will be mailed to stockholders of Halliburton and/or Baker Hughes, as applicable. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by Halliburton and/or Baker Hughes through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by Halliburton will be available free of charge on Halliburton’s internet website at http://www.halliburton.com or by contacting Halliburton’s Investor Relations Department by email at investors@Halliburton.com or by phone at +1-281-871-2688. Copies of the documents filed with the SEC by Baker Hughes will be available free of charge on Baker Hughes’ internet website at http://www.bakerhughes.com or by contacting Baker Hughes’ Investor Relations Department by email at trey.clark@bakerhughes.com or alondra.oteyza@bakerhughes.com or by phone at +1-713-439-8039 or +1-713-439-8822.

Participants in Solicitation

Halliburton, Baker Hughes, their respective directors and certain of their respective executive officers may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of Halliburton is set forth in its Annual Report on Form 10-K for the year ended December 31, 2013, which was filed with the SEC on February 7, 2014, its proxy statement for its 2014 annual meeting of stockholders, which was filed with the SEC on April 8, 2014, its Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 which was filed with the SEC on October 24, 2014 and its Current Report on Form 8-K, which was filed with the SEC on July 21, 2014. Information about the directors and executive officers of Baker Hughes is set forth in its Annual Report on Form 10-K for the year ended December 31, 2013, which was filed with the SEC on February 12, 2014, its proxy statement for its 2014 annual meeting of stockholders, which was filed with the SEC on March 5, 2014, its Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 which was filed with the SEC on October 21, 2014 and its Current Reports on Form 8-K, which were filed with the SEC on June 10, 2014 and September 10, 2014. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.